Exhibit (n)(4)

Deloitte & Touche LLP

30 Rockefeller Plaza
New York, NY 10112
USA

Tel:+1 212 436 6000
Fax:
www.deloitte.com

November 19, 2013

New Mountain Finance Holdings, L.L.C.

New Mountain Finance Corporation

New Mountain Finance AIV Holdings Corporation

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of New Mountain Finance Holdings, L.L.C., New Mountain Finance Corporation and New Mountain Finance AIV Holdings Corporation for the three and nine month periods ended September 30, 2013 and  2012, and have issued our report dated November 12, 2013. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Reports on Form 10-Q for the quarter ended September 30, 2013 is being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP